AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Joint Escrow Instructions (“Agreement”), is made and entered into this 14 day of June 2007, by and between Woodflame, Inc., a California corporation (“Seller”), and Mark Zimmerman, as Qualified Exchange Accommodator for Montgomery Realty Group, Inc., a Nevada corporation (“Buyer”).

It is the intent of Buyer and Seller that First American Title Insurance Company (“Escrow Agent”), whose offices are located at 1850 Mt. Diablo Blvd., Suite 300, Walnut Creek, California 94596, shall open an escrow in connection with, and act as escrow agent for, the transaction described in this Agreement. It is further the intent of Buyer and Seller that Escrow Agent accept this Agreement as the joint escrow instructions of Buyer and Seller in connection with this transaction, except to the extent that Buyer and Seller shall hereafter execute further joint escrow instructions as they shall believe are necessary or desirable.

RECITALS

A.         Seller is the owner of the real property and improvements thereon, which is located at, and commonly known as, 447 Battery Street, San Francisco, California (the “Property”). The legal description of the Property is attached hereto and marked Exhibit A.

B.         Buyer desires to purchase, and Seller desires to sell, the Property upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, as well as other valuable consideration, it is hereby agreed as follows:

1.           Property. Seller agrees to sell, and Buyer agrees to purchase, the Property. The Property shall consist of:

(i)	the real property which is situated under the improvements,

(ii)	all improvements on the Property,

(iii)	all rights, privileges, and easements of the Property,

(iv)         an assignment of the leases described in Exhibit B, as well as any other leases of the Property, if any, that may exist at the time of the Close of Escrow (subject to Section 20), and

(v)          all fixtures and personal property which are situated on the Property at the time when this Agreement is executed, related to the operation of the Property, and owned by Seller.

2.           Purchase Price. The purchase price for the Property shall be Seven Million Six Hundred and Fifty Thousand Dollars ($7,650,000.00) [“Purchase Price”], which shall be payable as follows:

(i)          as provided hereafter, Buyer shall deposit One Hundred Thousand Dollars ($100,000.00) with Escrow Agent upon its execution of this Agreement;

(ii)          as provided hereafter, Buyer shall deposit an additional One Hundred Thousand Dollars ($100,000.00) in escrow on or before the Contingency Removal Date;

              (iii)           Buyer shall deposit the remainder of the Purchase Price, in the amount of Seven Million Four Hundred Fifty Thousand Dollars and no cents ($7,450,000.00), less any interest earned on the Deposit, (“Final Payment”) in escrow at least one (1) business day prior to the Close of Escrow.

3.           Escrow Agent. Buyer and Seller have mutually chosen First American Title Insurance Company, whose offices are at the above-stated address, (“Escrow Agent”) to act as escrow agent for this transaction and to perform the duties specified herein. If Escrow Agent is hereafter unwilling or unable to perform the duties specified herein or if the parties hereto mutually become dissatisfied with Escrow Agent’s performance, Buyer and Seller shall mutually choose another title insurance company in the City and County of San Francisco to act as escrow agent for this transaction.

4.	Buyer’s Deposits.

(a)          First Deposit. Simultaneously with his execution of this Agreement, Buyer shall deposit with Escrow Agent the sum of One Hundred Thousand Dollars ($100,000.00) [the “First Deposit”]. Escrow Agent shall place the First Deposit in an interest bearing account in a reputable financial institution chosen by Escrow Agent. All interest on the First Deposit shall accrue to Buyer.

(b)         Second Deposit. If Buyer serves Seller and Escrow Agent with a written Notice of Approval as provided in Section 9, Buyer must simultaneously deposit with Escrow Agent an additional One Hundred Thousand Dollars ($100,000.00) [the “Second Deposit”]. If Buyer fails to deliver the Second Deposit to Escrow Agent simultaneously with his service of a Notice of Approval, Seller shall have the right to terminate this Agreement at any time by written notice to Buyer and Escrow Agent until Buyer delivers the Second Deposit to Escrow Agent. Escrow Agent shall place the Second Deposit in the same interest bearing account as the First Deposit, and all interest on the Second Deposit shall also accrue to Buyer. The First Deposit and the Second Deposit shall collectively be referred to herein as the “Deposit.”

(c)          Status of the Deposit on the Contingency Removal Date. If Buyer serves Seller and Escrow Agent with a Notice of Approval in accordance with the requirements of Section 9, the Deposit shall be non-refundable for all purposes. Thereafter, the Deposit, together with interest thereon, shall be credited to ‘the Purchase Price at the Close of Escrow. If Buyer does not serve Seller and Escrow Agent with a Notice of Approval by the Contingency Removal Date as required by Section 9 or if Seller terminates this Agreement as provided in subsection (b) hereof, Escrow Agent shall return the First Deposit and interest earned thereon to Buyer, less all escrow fees and costs.

5.           Seller’s Disclosure Obligations. Within three (3) business days after Buyer delivers the fully executed original of this Agreement to Seller, Seller shall provide Buyer with: (i) copies the existing leases of the Property, a list of which is attached hereto and marked Exhibit B, (ii) a list of all existing contracts concerning the Property, together with copies of those contracts, (iii) any plans of the Property in Seller’s possession or under its control, (iv) any governmental notices regarding the Property, if any, (v) real estate tax bills for the Property for the period 2005 — 2007, (vi) a copy of a preliminary report prepared by Escrow Agent, and (vii) copies of all other current and historical information about the Property, if any. However, Seller’s disclosure requirements concerning the Property shall be limited to the documents which Seller has in its possession or under its control, and Seller shall not be required to prepare any documents that are not already in Seller’s files or to prepare spreadsheets or organize information regarding the Property. Buyer acknowledges that Seller makes no representation regarding the findings or conclusions in any report concerning the Property.

                 6.            Buyer’s Right to Investigate the Property.

(a)          Buyer’s Right of Access. During the thirty (30) day period after Buyer delivers the fully executed original of this Agreement to Seller (“Contingency Removal Period”), Buyer and any of his authorized agents may have access to all portions of the Property on regular business days and during normal business hours, so long as Buyer gives Seller at least twenty-four (24) hours prior written notice. Buyer shall have the right to conduct those engineering and other studies regarding the condition of the Property that Buyer deems prudent. However, Buyer shall not conduct any physical sampling or testing of the Property unless (i) Buyer delivers a written notice to Seller at least forty-eight (48) hours in advance which describes the sampling or testing that Buyer proposes to perform and (ii) Seller delivers a written consent thereto to Buyer, which consent shall not be unreasonably withheld. Buyer shall not cause any damage or destruction to the Property or loss to Seller as a result of Buyer’s sampling or testing of the Property. In addition, Buyer shall not interfere with any of the tenants in the Property or with the operation of their businesses.

(b)         Environmental Audit. During the Contingency Removal Period, Buyer, at his sole cost and expense, shall have the right to conduct an environmental audit of the Property and such environmental studies regarding the Property as Buyer deems prudent. However, any physical sampling and testing shall comply with the requirements of subsection (a) hereof.

(c)          ALTA Survey. Buyer, at his sole cost and expense, shall have the right to have a licensed California land surveyor or civil engineer prepare an ALTA survey of the Property which may be used by Escrow Agent in issuing an ALTA policy.

7.           Scope of Buyer’s Investigation of the Property. During the Contingency Removal Period, Buyer shall conduct as thorough and complete a review of the condition of the Property and all matters affecting the profitability, operation, title, and ownership of the Property as Buyer shall deem to be reasonable or necessary in order to inform himself fully regarding Buyer’s purchase of the Property. Buyer’s investigation may include, but shall not be limited to, (i) all matters concerning title to the Property (including easements and access rights), (ii) all governmental and legal requirements, i.e., zoning, land use, compliance with disabled access requirements of the Americans with Disabilities Act and Title 24 of the California Code of Regulations, property taxes, assessments, use permit requirements, building codes, and compliance of the Property with all other governmental regulations, laws, permits, and approvals, (iii) the physical condition of the improvements on the Property, including all utility connections and systems and all building operating systems, and warranties, and (iv) the soil and water conditions of the Property, the stability and load bearing capacity of the soil, and the presence of hazardous materials on the Property.

8.           “As-Is” Purchase. Buyer acknowledges and agrees that he is purchasing the Property solely in reliance on his own investigations of the Property and not in reliance on any representations or warranties of Seller, except those set forth in Section 18 and that he is purchasing the Property in its “as-is” condition.

             9.           Notice of Approval. Buyer shall have until 5:00 p.m. on the date that is thirty (30) days after Buyer delivers the fully executed original of this Agreement to Seller (the “Contingency Removal Date”) to approve all conditions or matters affecting the operation, title, and ownership of the Property, including but not limited to those matters described in Section 7. 1f on or before 5:00 p.m. on the Contingency Removal Date, Buyer serves Seller and Escrow Agent with a written notice approving the condition of the Property (“Notice of Approval”), Buyer shall be deemed to have approved all conditions and matters affecting the operation, title, and ownership of the Property and to have waived his right to terminate this Agreement for any such reason. If Buyer does not serve Seller and Escrow Agent with a Notice of Approval by 5:00 p.m. on the Contingency Removal Date, this Agreement shall immediately terminate; and, except as otherwise expressly provided herein, Buyer and Seller shall owe no further obligations to each other under this Agreement. Unless there is an express written waiver of this Section 9, which is signed by Buyer and Seller (and not by their agents), if Buyer does not serve Seller and Escrow Agent with a Notice of Approval by 5:00 p.m. on the Contingency Removal Date, any further communications between Buyer and Seller and any acts performed by Buyer or Seller shall not be deemed to be in contemplation of this Agreement and shall not be construed as a waiver of this Section 9.

10.         Buyer’s Obligation to Deliver to Seller Documents Concerning the Property. If Buyer does not serve Seller and Escrow Agent with a Notice of Approval by 5:00 p.m. on the Contingency Removal Date, Buyer within five (5) business days after the Contingency Removal Date shall deliver to Seller: (1) all copies of the documents which Seller provided to Buyer pursuant to Section 5 and (ii) all documents concerning or reflecting Seller’s investigation of the Property, including all communications with third parties.

11.         Assignment of Contracts Affecting the Property. At least thirty (30) days prior to the Closing Date, Buyer shall deliver to Seller and deposit into escrow (i) a written list (“Buyer’s Assignment List”) that identifies the contracts affecting the Property that Buyer desires to assume on the Closing Date and (ii) the form of assignment (“Assignment Form”) that Buyer desires Seller to use for the contracts that will be assumed. Seller shall not be required to assign any contract concerning the Property to Buyer that Buyer has not identified on Buyer’s Assignment List and shall not be required to assign any contracts if Seller does not receive Buyer’s Assignment List at least thirty (30) days prior to the Closing Date. Seller shall execute the Assignment Form for the contracts on Buyer’s Assignment List and shall deposit that the executed Assignment Forms for those contracts into escrow; provided, however, Seller shall not be liable to Buyer lithe other contracting party refuses to accept the assignment of the contract.

12.	Close of Escrow and Closing Date.

(a)          Closing Date. The purchase and sale of the Property shall close (the “Close of Escrow”) on the date (the “Closing Date”) that is thirty (30) days after the Contingency Removal Dale.

(b)         Seller’s Deposit into Escrow. At least one (1) business day prior to the Closing Date, Seller shall deposit all of the following into escrow;

(i)         fully executed originals of all of the conveyancing documents described in Section 13,

(ii)        Seller’s affidavit of non-foreign status as contemplated by Section 1445 of the Internal Revenue Code of 1986, as amended (26 USCA § 1445),

(iii)       Seller’s affidavit as contemplated by the Revenue and Taxation Code Section 18662;

               (iv)       the Assignment Forms, executed by Seller, for those contracts that appear on Buyer’s Assignment List (unless the other contracting party refuses to consent to the assignment),

(v)        a copy of Seller’s notices of termination for all contracts affecting the Property, other than those contracts on Buyer’s Assignment List, which termination shall be effective on or before the Close of Escrow, and

(vi)       any other documents that may be described in escrow instructions that Buyer and Seller may execute hereafter or that may be requested by Escrow Agent in accordance with its normal customs and practices.

(c)	Buyer’s Deposit into Escrow.

(i)         If Buyer desires to obtain an ALTA title insurance policy covering the Property, Buyer shall deliver to Escrow Agent an ALTA survey of the Property that is satisfactory to Escrow Agent within the time period requested by Escrow Agent. The Close of Escrow shall not be delayed as a consequence of Buyer’s delay in delivering an ALTA survey to Escrow Agent.

(ii)        At least thirty (30) days prior to the Closing Date, Buyer shall deliver to Seller, and deposit into escrow, Buyer’s Assignment List.

(iii)       In addition, at least one (1) business day prior to the Closing Date, Buyer shall deposit all of the following into escrow:

(1)        the Final Payment (as defined in Section 2), less any tenant security deposits retained by Seller, as set forth in Escrow Agent’s Estimate Statement,

(2)        the title insurance premiums, closing costs and escrow fees and charges as described in Section 15, and

(3)        any other documents as may be described in escrow instructions that Buyer and Seller may execute hereafter or as may be requested by Escrow Agent in accordance with its normal customs and practices.

(d)         Escrow Agent’s Estimated Statement. At least five (5) days prior to the Closing Date, Escrow Agent shall deliver to Buyer and Seller Escrow Agent’s estimated statement (“Estimate Statement”) showing Escrow Agent’s estimate of (i) funds to be deposited into escrow, (ii) disbursements from the escrow, (iii) the amount of tenant security deposits, if any, that will be retained by Seller and deducted from the Purchase Price, (iv) the prorations between Buyer and Seller, (v) documentary transfer taxes to be paid by Seller, (vi) title insurance premiums to be paid by Buyer, and (vii) all other escrow fees and costs to be charged to Seller in accordance with this Agreement.

                (e)          Pre-conditions to the Close of Escrow. Escrow Agent shall not close escrow until and unless (i) Buyer and Seller have deposited into escrow those documents and funds described in subsections (b) and (c) hereof, (ii) Escrow Agent is ready, willing, and able to issue its CLTA title insurance policy (or its ALTA title insurance policy if Buyer has requested same and has delivered an ALTA survey of the Property to Escrow Agent) covering the Property in the amount of the Purchase Price, and (iii) there is not a dispute regarding the Estimate Statement which is in excess of Twenty-Five Thousand Dollars ($25,000).

(f)          Close of Escrow. On the Closing Date, Escrow Agent shall close escrow as follows:

(i)         Escrow Agent shall pay the amounts owed to any lender with a deed of trust or mortgage on the Property and record the reconveyance of the deed of trust or mortgage;

(ii)        record the grant deed described in item (i) of Section 13 in the official records of the City and County of San Francisco;

(iii)       deliver to Buyer the documents described items (ii) through (iv) of Section 13;

(iv)       issue to Buyer a policy of title insurance as described in part (ii) of subsection (e) hereof;

(v)        pay the Purchase Price to Seller, less (1) any tenant security deposits retained by Seller, (2) prorations described in Section 14 which are Seller’s responsibility but which are unpaid as of the Close of Escrow, and (3) the documentary transfer taxes payable by Seller on this transaction as described in Section 15; and

(vi)       prepare and deliver to Buyer and Seller one signed copy of the Escrow Agent’s closing statement showing all receipts and disbursements of the escrow.

Close of Escrow on this transaction shall occur at the offices of Escrow Agent Legal possession and physical occupancy of the Property shall be given to Buyer at 12:01 pm. on the date of the Close of Escrow.

13.         Conveyance. At the Close of Escrow, upon receipt of the Purchase Price [less the deductions described in sub-part (v) of Section 12(f)], Seller shall grant, assign, and transfer the Property to Buyer by executing and delivering the following to Escrow Agent:

(i)         a grant deed, which deed, when filed for record, shall convey to Buyer the Property in fee simple absolute, free and clear of all liens and encumbrances except zoning ordinances and regulations, real property taxes and assessments not yet due and payable and such other exceptions to title as shall appear in the preliminary report prepared by Escrow Agent which Seller shall provide to Buyer pursuant to Section 5,

(ii)        an assignment of the leases described in Exhibit B as well as any other leases of the Property that may exist as of the Close of Escrow (subject to Section 20),

(iii)       an assignment of the warranties, if any, which now cover any portion of the Property or any equipment therein,

                (iv)        a bill of sale for the fixtures and personal property, which are situated on the Property at the time when this Agreement is executed, related to the operation of the Property, and owned by Seller.

14.         Prorations. The following prorations shall be calculated as of 11:59 p.m. on the day before the date of the Close of Escrow:

(i)          Real estate taxes, personal property taxes, and general and special assessments shall be prorated using the last available tax bill.

(ii)         Water, sewer, gas and electric charges shall be based upon meter readings taken not more than twenty-four hours prior to the Close of Escrow; and all other items of income and expense of the Property shall be prorated and adjusted as of the date of the Close of Escrow.

(iii)        All costs and expenses relating to the operation, maintenance, and repair of the Property which were incurred prior to the date of the Close of Escrow shall be the responsibility of Seller.

(iv)	All utility security deposits shall be retained by Seller.

(v)         All costs and expenses relating to the operation, maintenance, and repair of the Property which were contracted for prior to the Close of Escrow but were only partially performed as of the date for the Close of Escrow shall be prorated as of the Close of Escrow.

(vi)        Any items that cannot be adjusted at the Close of Escrow shall be equitably adjusted outside of escrow by the parties as soon as possible after Close of Escrow.

15.         Closing Costs and Escrow Fees and Charges. Seller shall be responsible, and shall be debited at the Close of Escrow, for any documentary transfer taxes imposed by the City and County of San Francisco on this transaction. Buyer shall be responsible for the payment of: all escrow fees and charges, all recording fees, all costs incurred by Buyer in inspecting the Property, and all premiums for any ALTA or CLTA title insurance policy for the Property. Each party shall be responsible for his/its own legal fees.

16.         Disputes Regarding Escrow Agent’s Estimate. If Buyer or Seller objects to the Estimate Statement [which is described in Section 12(d)], that party shall deliver his/its written objection to the other party and to Escrow Agent before the Closing Date. So long as the amount in dispute does not exceed Twenty-Five Thousand Dollars ($25,000), the dispute shall not delay the Close of Escrow. However, the party disputing the Estimate Statement shall have the right to assert a claim in accordance with the mediation and arbitration provisions of this Agreement. If the amount in dispute does exceed Twenty-Five Thousand Dollars ($25,000), the Close of Escrow shall be delayed until the dispute is resolved, and the prevailing party in the dispute shall be entitled to recover any damages suffered by that party as a result of the delay in the Close of Escrow.

             17.         Cooperation in Exchange. Buyer and Seller agree to cooperate with each other in allowing the other party to consummate this transaction as a tax-deferred exchange and to execute such documents as may be requested in connection with such an exchange, provided that: (i) the consummation of a tax-deferred exchange is not a condition precedent to performance of either party’s obligations hereunder, (ii) the party who is not seeking the tax-deferred exchange shall have no personal liability or obligation under any note, deed of trust, or other document in connection with the exchange, and (iii) the party who is not seeking the tax-deferred exchange shall indemnify the other party against any and all costs, damages, claims, or causes of action, including attorney’s fees and costs, arising out of his participation in the exchange transaction for his/its benefit.

18.	Seller’s Representations.

(a)          Representations. Seller represents and warrants that to the best of Seller’s knowledge, as of the date hereof and continuing until the Closing Date, except as otherwise disclosed to Buyer in writing, the following representations and warranties are true and correct:

(i)         All documents that Seller shall provide to Buyer pursuant to this Agreement shall be true and correct copies of what they purport to be.

(ii)        Seller is not in default with respect to any contract which may adversely affect the Property; and no litigation affecting the Property is pending or currently threatened.

(iii)       Seller has good and marketable title to the Property and has the unrestricted power and authority to convey the Property to Buyer in the manner described herein.

(iv)       Seller knows of no pending or threatened special assessments or condemnation actions by any governmental body which would have an effect on the Property.

(v)        With the exception of the leases described in Exhibit B, there are no leases currently in effect that would give any person or entity a right to possession of any portion of the Property.

(vi)       Seller has paid in full for all work, labor and material furnished to the Property to the extent that payment for such work is now due and payable; and Seller has received no notice that any mechanic’s liens have been recorded against the Property.

(vii)      Seller’s execution of this Agreement and the documents, instruments and agreements referred to herein and the consummation of the transaction contemplated hereby will not result in the breach of any other agreement to which Seller is a party or by which the Property is bound.

(viii)     Seller has not made a general assignment for the benefit of creditors; filed a voluntary petition in bankruptcy or suffered an involuntary petition by its creditors; suffered the appointment of a receiver to take possession of all or substantially all of its assets; or suffered the attachment or other judicial seizure of all or substantially all of its assets.

All warranties and representations made in this Agreement shall survive the Close of Escrow.

              (b)         Seller’s Corrections. In the event that Seller shall discover prior to the Close of Escrow that any representation set forth in subsection (a) hereof is materially incorrect, Seller shall promptly notify Buyer in writing of the representation that is not materially correct and, to the best of Seller’s knowledge, the facts, conditions, or circumstances that are correct (“Seller’s Corrections”). Within ten (10) days after receipt of a written notice listing Seller’s Corrections, Buyer shall have the right to terminate this Agreement, by a written notice to Seller and Escrow Agent, and in that event, Escrow Agent shall return the Deposit to Buyer. If Buyer does not terminate this Agreement, as provided herein, Seller shall have no liability to Buyer for any misrepresentation or breach of warranty, so long as same was disclosed to Buyer in writing before the Close of Escrow.

(c)          Seller’s Knowledge. For the purpose of subsection (a) hereof, the phrase “the best of Seller’s Knowledge” shall mean the current actual knowledge of Seller at the times indicated. “Seller’s knowledge” shall not include any imputed or constructive knowledge and shall not imply any duty to investigate.

19.         Buyer’s Representations. Buyer represents and warrants that this Agreement has been duly executed and delivered by Buyer, is a legal, valid, and binding obligation of Buyer, and is enforceable in accordance with its terms.

20.         Limitation on Seller’s Rights. After the date when Buyer delivers this fully executed Agreement to Seller, Seller shall not enter into any further leases of the Property, shall not approve an assignment of an existing lease to a new tenant, and shall not amend any existing leases of the Property without Buyer’s written consent, which shall not be unreasonably withheld. The limitation in the first sentence hereof shall not include any limitation on Seller’s right to approve subleases under existing leases. If a current tenant requests Seller to approve an assignment of a lease and if Buyer refuses to consent to that assignment, Buyer shall indemnify, defend, protect, and hold Seller harmless from any lawsuit or arbitration claim that the tenant or potential assignee might bring against Seller due to Buyer’s refusal to consent to the assignment.

21.	Loss or Damage to the Property.

(a)          Major Damage. If the Property shall be damaged or destroyed by fire or other casualty prior to the Close of Escrow in an amount, which Seller’s architect, engineer, construction cost estimator, or insurance adjuster shall estimate is in excess of Seven Hundred Fifty Thousand Dollar ($750,000.00), and such damage shall not have been repaired prior to Close of Escrow, Buyer may elect (i) to receive the proceeds of any insurance payable in connection therewith, under any insurance policy or policies covering the Property and thereupon remain obligated to perform this Agreement or (ii) to terminate this Agreement and receive back his Deposit Buyer shall make his election by serving Seller and Escrow Agent with a written notice within ten (10) days after receipt of the estimate described in the first sentence hereof. If Buyer fails to serve Seller and Escrow Agent with a written notice making the election described in this subsection (a), Buyer shall be deemed to have elected to proceed with the purchase of the Property. If Buyer terminates this Agreement pursuant to this subsection (a), neither party shall thereafter be under any thither liability to the other.

              (b)         Minor Damage. If the Property shall be damaged by fire or other casualty prior to the Close of Escrow in an amount equal to or less than Seven Hundred Fifty Thousand Dollars ($750,000.00) [as estimated in accordance with subsection (a) hereof], and such damage shall not have been repaired prior to the Close of Escrow, Seller shall assign to Buyer the proceeds of any insurance policy or policies covering the Property; and this Agreement shall remain in full force and effect and shall not otherwise be affected by such loss or damage. However, if insurance proceeds (disregarding any insurance deductible) not available to repair the damage to the Property, Buyer shall have the right to terminate this Agreement within ten (10) days after he is advised that insurance proceeds are unavailable.

22.         Indemnity. Buyer shall indemnify, defend, protect, and hold harmless Seller and each of its officers, directors, and shareholders from and against any and all claims, damages, causes of action, lawsuits, losses and expenses, including attorney’s fees and costs, expert fees arising from or in any way connected with (i) Buyer’s investigation or testing of the Property prior to the Close of Escrow, (ii) any claim or cause of action that may accrue after the Close of Escrow, or (iii) Buyer’s breach of any of his obligations under this Agreement, except as expressly limited by Section 23. In any such action, Seller and its officers, directors, and shareholders shall have the right to retain counsel of their choice to defend Seller and its officers, directors, and shareholders.

23.         Liquidated Damages. If Buyer fails to purchase of the Property by the Closing Date, Seller shall be released from any obligation to sell the Property to Buyer. Buyer and Seller agree, by initialing this Section 23 in the space below, that (i) it would be impracticable and/or extremely difficult to fix or establish the actual damages sustained by Seller as a result of a Buyer’s failure to purchase the Property by the Closing Date and (ii) the Deposit is a reasonable approximation of such damages considering all of the circumstances existing on the date of this Agreement. Accordingly, in the event of Buyer’s default as aforesaid, the Deposit shall constitute and be deemed to be the remedy for Buyer’s failure to purchase the Property by the Closing Date. Escrow Agent is instructed to pay the Deposit to Seller in accordance herewith.

Buyer’s Initials /s/         Seller’s initials /s/

24.         Notices. Any notice or election which may be or is required to be given pursuant to the provisions of this Agreement shall be sufficiently served if (i) personally served, (ii) sent by certified or registered U.S. Mall, postage prepaid, return receipt requested, (iii) sent by private courier (e.g. Federal Express), (iv) sent by e-mail, or (v) sent by facsimile transmission and addressed or sent as follows, until changed by written notice similarly served:

SELLER:	with copies to:
Woodflame, Inc.	Gregory J. Ryken, Esq.
Attn.: Helen Y. W. Liu	Tobin & Tobin
447 Battery Street, Suite 313	500 Sansome Street, 8th Floor
San Francisco, California 94111	San Francisco, California 94111
Fax No.: (510) 669-9898	Fax No.: (415) 296-7211
e-mail: gryken@value.net

and	Brian Topley
Sperry Van Ness
250 Montgomery St., Suite 1200
San Francisco, California 94104
Fax No.: (415) 358-8563
e-mail: Brian.Topley@svn.com

BUYER:	with copies to:
Dinesh Maniar	Brian Topley
Montgomery Realty Group, Inc.	Sperry Van Ness
400 Oyster Point Blvd., Suite 415	250 Montgomery St., Suite 1200
South San Francisco, California 94080	San Francisco, California 94104
Fax No.: (650) 266-8089	Fax No.: (415) 358-8563
e-mail: faye@dimc.com	e-mail: Brian.Topley@svn.com

ESCROW AGENT:
First American Title Insurance Company
Attn.:
1850 Mt. Diablo Blvd., Suite 300
Walnut Creek, CA 94596
Fax No.:
e-mail:

25.         Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns (subject to Section 26) and shall constitute the entire agreement among the parties. This Agreement supersedes any other oral or written agreement between the parties concerning the Property, including but not limited to the letter of intent, dated May 28, 2007. This Agreement shall not be modified or amended except by a written instrument duly executed by the parties hereto.

26.         No Assignment. Buyer shall not have the right to assign this Agreement or any of Buyer’s rights thereunder to any person or entity, without Seller’s prior written consent which may be withheld in Seller’s sole discretion.

27.	Mediation and Arbitration.

(a)          Agreement for Mediation and Arbitration. IT IS HEREBY AGREED THAT ANY DISPUTE THAT SHALL ARISE OUT OF THIS AGREEMENT OR SHALL RELATE IN ANY MANNER TO ANY CONDITION OF THE PROPERTY OR THE PURCHASE AND SALE OF THE PROPERTY SHALL BE DECIDED BY ARBITRATION PURSUANT TO SUBSECTIONS (D), (E), AND (F) HEREOF. IT IS FURTHER AGREED THAT THE PARTIES HERETO SHALL GIVE UP THEIR RIGHT TO HAVE THE DISPUTES SUBJECT TO THIS SECTION LITIGATED IN A COURT AS WELL AS EACH PARTY’S RIGHTS TO DISCOVERY AND APPEAL EXCEPT TO THE EXTENT THAT SUCH RIGHTS ARE SPECIFICALLY ENUMERATED IN THIS SECTION 27, IT IS ALSO AGREED THAT UNLESS THERE IS A WAIVER PURSUANT TO THE LAST SENTENCE OF SUBSECTION (B) HEREOF, ANY DISPUTE WHICH THE PARTIES HAVE AGREED SHALL BE DECIDED BY ARBITRATION, SHALL BE SUBMITTED TO MEDIATION BEFORE, AND AS A CONDITION PRECEDENT TO, THE INITIATION OF ARBITRATION. IF ANY PARTY REFUSES TO MEDIATE OR ARBITRATE THE DISPUTES SUBJECT TO THIS SECTION 27, ANY OTHER PARTY MAY COMPEL THE MEDIATION OR ARBITRATION OF THAT DISPUTE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.

Buyer’s Initials /s/         Seller’s initials /s/

            (b)         Mediation. Any party may refer a dispute described in subsection (a) hereof to mediation before the Judicial Arbitration & Mediation Service, Two Embarcadero Center, San Francisco, California 94111 (“JAMS”). The parties shall have five (5) business days after the matter is submitted to mediation to agree upon a mediator from the available panel. If the parties are unable to agree within that five (5) day period, any party may request that JAMS appoint the mediator in accordance with its normal rules for the selection of a mediator, or if JAMS no longer exists, by its successor organization or, if there is no successor organization, by a mediator or mediation organization chosen by the San Francisco Superior Court upon petition by Buyer or Seller. If the dispute is referred to JAMS or another mediation organization, the mediator shall be chosen in accordance with the normal rules and procedures of that organization. The mediator shall be an attorney at law licensed to practice in the State of California with at least twenty (20) years experience in the practice of commercial real estate law who shall have at least two (2) years experience as a mediator or a retired judge with at least ten (10) years experience on the bench. If the parties to the dispute do not believe that mediation will be helpful, the parties shall have the right to proceed directly to arbitration, without first mediating the dispute, so long as all parties to the dispute sign a written waiver of the mediation process described in this subsection (b).

(c)          Costs of Mediation. Each party to the mediation shall advance in equal shares the fees charged by the mediator and the costs of the mediation until it is determined whether the dispute is resolved without further proceedings. If the mediation succeeds in resolving the dispute, each party to the mediation will equally share the fees of the mediator and the costs of the mediation, and each shall bear his/its own attorney’s fees and costs in connection with the mediation.

(d)         Arbitration. After the parties have complied with subsection (b) hereof, any claim, controversy or dispute that shall arise out of this Agreement or shall relate in any manner to any condition of the Property or the purchase and sale of the Property (including but not limited to any claim based upon contract or tort or for declaratory relief; and whether at law or in equity) shall be submitted to arbitration.

(e)          Arbitration Procedures. Any dispute to be arbitrated shall be submitted to JAMS or, if JAMS no longer exists, to any successor organization or, if there is no successor organization, to a similar organization mutually acceptable to Buyer and Seller or, if there is no organization mutually acceptable to Buyer and Seller, to any arbitrator or arbitration organization chosen by the San Francisco Superior Court upon petition by Buyer or Seller. Except as otherwise set forth herein to the contrary, the arbitrator shall be selected, and the arbitration shall be conducted, pursuant to the then current JAMS Streamlined or Comprehensive Arbitration Rules and Procedures, as applicable, or if the arbitration is conducted by another organization, by the arbitration rules and procedures of that organization or, if that organization does not have arbitration rules and procedures, in accordance with the Sections 1280 et seq. of the California Code of Civil Procedure. The arbitration shall be decided by one neutral arbitrator. Any of the time deadlines set forth in the JAMS Streamlined or Comprehensive Arbitration Rules and Procedures or other arbitration rules and procedures or set by the arbitrator may be changed or modified at any time by the written stipulation of all of the parties to the arbitration. The decision of the arbitrator shall be final and binding upon the parties; and any court of competent jurisdiction may thereafter enter judgment in accordance with the arbitrator’s award.

(f)          Qualifications of the Arbitrator. The arbitrator chosen by the parties or appointed by JAMS or any other arbitration organization shall be a retired Federal District Court, California Superior Court, or federal or state appellate or supreme court judge with at least ten (10) years experience on the bench.

28.         Attorney’s Fees and Mediation and Arbitration Costs. If there is a lawsuit, action, arbitration, or proceeding involving a dispute that shall arise out of this Agreement or shall relate in any manner to any condition of the Property or the purchase and sale of the Property, whether that lawsuit, action, arbitration, or proceeding involves causes of action in contract or in tort, at law or in equity, the prevailing party shall be entitled to recover from the losing party all costs and expenses, including his/its attorney’s fees and expert and consultant’s fees and costs, in such lawsuit, action or proceeding and all costs and expenses of the mediation and arbitration, including but not limited to the fees of the mediator and arbitrator. The prevailing party shall be determined by the court or an arbitrator based upon an assessment of which party’s major arguments made or positions taken in the proceeding could fairly be said to have prevailed over the other party’s major arguments or positions.

29.         Controlling Law and Venue. This Agreement shall be interpreted in accordance with the laws of the State of California. In the event of any dispute arising under this Agreement or concerning any condition of the Property or the purchase or sale of the Property, venue shall be set in San Francisco, California.

30.         Real Estate Broker Fees. Seller shall be solely responsible for paying such real estate brokerage fees as may be due to Sperry Van Ness pursuant to a separate brokerage or commission agreement that Seller has entered into with Sperry Van Ness. Buyer and Seller shall each indemnify, defend and hold the other harmless from and against any and all claims and damages and for any and all costs and expenses, including reasonable attorneys’ fees and costs, resulting from claims that may be asserted against the other party by any broker, agent or finder with whom that party shall have contacted. Buyer and Seller acknowledge that Sperry Van Ness represent both parties to this transaction.

31.         Each Party’s Cooperation. Each party hereto shall from time to time execute, acknowledge and deliver such further instruments and monies and perform such additional acts as the other party or Escrow Agent may reasonably request in order to e the intent of this Agreement.

32.         Severability. If any provision of this Agreement, which does not materially affect the consideration for this Agreement, is held invalid, the validity of the remainder of this Agreement shall not be affected thereby.

33.         Headings. The headings appearing in this Agreement are inserted only as a matter of convenience for reference purposes and do not define, limit or describe the scope and intent of this Agreement or any section hereof.

34.          Waiver. The waiver by a party hereto of any term, covenant, agreement or condition of this Agreement shall not be deemed to be a waiver of any subsequent breach or failure of condition as to the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may arise between the parties in the administration of the terms hereof be construed as a waiver of or in such a manner as to lessen the rights of any party to insist upon the performance by the other party in strict accordance with the terms of this Agreement. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing and executed by the party whose rights are waived.

35.	Time of the Essence. Time is of the essence in this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized representatives on the date first above written.

BUYER
SELLER	By: /s/ Mark Zimmerman
WOODFLAME, INC.	MR. MARK ZIMMERMAN, as Qualified
a California corporation	Exchange Accommodator for Montgomery Realty
By: /s/ Helen Y. W. Liu	Group, a Nevada corporation
HELEN Y. W. LIU,
President	Equitable Beneficiary
By: /s/ Dinesh Maniar
Dated: June 13, 2007	DINESH MANIAR, President of Montgomery
Realty Group, Inc., a Nevada corporation

First American Title Insurance Company hereby accepts this Agreement as the joint escrow instructions of Buyer and Setter in connection with the purchase and sale of the Property and agrees to be bound by these instructions unless and until it receives joint escrow instructions hereafter, signed by Buyer and Seller, which shall supplement or amend this Agreement.

ESCROW AGENT

First American Title Insurance Company

______________________________

Dated: June __, 2007